Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in the Registration Statement on Form S-1/A of Nuwellis, Inc. and Subsidiary of our report dated March 3, 2023, relating to the consolidated financial statements of Nuwellis, Inc. and subsidiary in the Annual Report on Form 10-K for the years ended December 31, 2022 and 2021, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota
January 30, 2024